ASSET PURCHASE AGREEMENT


     THIS ASSET PURCHASE AGREEMENT ("Agreement") is made and entered into as of the _____ day of May, 2005 (the "Effective Date"), among CATTLEFEEDING.COM, INC. ("CFCI"), a Kansas corporation ("Seller"), INTEGRATED MANAGEMENT INFORMATION, INC. DBA IMI GLOBAL, INC. ("IMI"), a Delaware corporation ("Purchaser"), and Rob Cook ("Cook"). Seller and Purchaser may collectively be referred to below as the "Parties" or individually as a "Party."

                                    RECITALS

     A. Seller owns and operates those certain Internet domain names known as CattleNetwork.com and CattleStore.com ("Seller's Business") located at 601 4th Street, Platte City, MO 64079, and owns all of the intellectual and personal property located at or relating to the Seller's Business.

     B. Seller desires to sell to Purchaser and Purchaser desires to purchase from Seller the Internet domain names, customer and subscriber lists, two computers and other intellectual and personal property located at or relating to the Seller's Business, all in accordance with this Agreement.

     NOW, THEREFORE, in consideration of the premises and the mutual promises made herein and in consideration of the representations, warranties and covenants stated below, the Parties, intending to be legally bound, agree as follows:

                                   ARTICLE 1.
                                AGREEMENT TO SELL

     1.1.Acquired Assets. Seller agrees to sell and, at Closing, will transfer and deliver to Purchaser, all of the personal property owned by Seller and located at or related to the Seller's Business, including but not limited to the following, hereinafter referred to as the "Property":

     (a) Two computers and supplies owned by Seller and on hand at the Seller's Business as of the Effective Date, including but not limited to those items set forth on the Schedule of Computers attached hereto as Exhibit A and made a part hereof by reference (collectively, the "computers").

     (b) All right, title and interest of Seller in or under all contracts, agreements, instruments, certificates, permits and licenses which relate to the Seller's Business, and accepted by Purchaser, as set forth on the Schedule of Contracts attached hereto as Exhibit B and made a part hereof by reference (collectively, the "Contracts").

     (c) All customer and subscriber lists as set forth on the Schedule of Customer and Subscriber Lists, attached hereto as Exhibit C and made a part hereof by reference (collectively, the "Customer and Supplier Lists").

     (d) All business records, correspondence, files and other related books and records (or copies thereof certified by Seller as true) related to the Seller's Business or in any way related thereto, summaries and descriptions of which are set forth on the Schedule of Books and Records, attached hereto as Exhibit D and made a part hereof by reference (collectively, the "Books and Records"). Purchaser agrees to store all of the above and make them available to Seller for a period of five (5) years.

     (e) All Internet domain names, trade names, marks and trademarks used by Seller in the operation of the Seller's Business, which are set forth on the Schedule of Trade Names and Product Names, attached hereto as Exhibit E and made a part hereof by reference.

     (f) All intangible property and intangible property rights of whatever kind or nature relating to any of the above described properties.

     1.2.Encumbrances. All of the Property shall be sold, conveyed, transferred and assigned by Seller to Purchaser at Closing free and clear of all liens and encumbrances. Seller agrees to save and hold Purchaser harmless from and indemnified against any debts, liabilities, claims or obligations of Seller except those liabilities ("Assumed Liabilities") which are expressly set forth on the Schedule of Assumed Liabilities and Contracts attached hereto as Exhibit F and made a part hereof by reference.

     1.3.Exclusion of Assets. Purchaser acknowledges that the following assets of the Seller's Business shall be specifically excluded from transfer to Purchaser hereunder and shall remain the sole property of Seller:

              (a) All cash on hand of Seller as of Closing.


                                   ARTICLE 2.
                           PURCHASE AND PURCHASE PRICE

     2.1.Agreement of Purchase. Purchaser agrees to purchase, upon the terms and subject to the conditions of this Agreement, the Property as described in
Article 1 above and will pay to Seller the Purchase Price, as defined below, in the manner and upon the terms hereinafter set forth.

     2.2.Purchase Price. The total consideration ("Purchase Price") to be paid by Purchaser to Seller is Five Hundred Thousand Dollars ($500,000.00) plus stock options described below. The Purchase Price shall be paid to Seller by Purchaser at Closing as follows:

     (a) At Closing Purchaser shall execute a Promissory Note to Seller in the principal amount of Three Hundred Fifty Thousand Dollars ($350,000.00) (the "Note") with an interest rate of five percent (5%) per annum, payable interest only, due monthly, commencing thirty (30) days after closing, and continuing for thirty-six (36) months thereafter. The balance of the Note and any accrued interest shall be due in full thirty-seven (37) months after closing.

     (b) At Closing, the balance of the Purchase Price over and above the amounts credited to Purchaser pursuant to Section 2.2(a) above and subject to any reimbursement, adjustments and withholding provided by this Agreement, shall be paid to Seller in cash or by wire transfer or cashier's or certified check.

     (c) In addition, Purchaser shall grant to Seller and deliver at Closing options for One Hundred Fifty Thousand (150,000) shares of IMI stock exercisable at ninety-one cents ($.91) per share for a three-year period from Closing. Options shall be issued directly to Seller.

     2.3.Allocation of the Purchase Price and Other Payments. Purchaser and Seller agree to allocate the Purchase Price and other payments due pursuant to this Agreement in reasonable amounts among the following categories:
Intangibles; Goodwill; Non-Compete Agreement.

                                   ARTICLE 3.
                                  DUE DILIGENCE

     3.1.Seller's Disclosure Documents. Promptly, but in no event later than five (5) days after the Effective Date, Seller shall deliver to the Purchaser the following ("Seller's Disclosure Documents"):

     (a) Copies of the current (approximately 90 days old) financial statements for Seller, including (i) the balance sheet, (ii) profit and loss statement,
(iii) current aging of accounts receivable and payable, and (iv) current business debts.

     (b) Year-end financial statements for Seller for the past three (3) years ending December 31, 2004.

     (c) Business tax returns ending December 31, 2004, payroll and withholding tax records and sales tax returns for Seller for the past three (3) years ending December 31, 2004.

     (d) Any other documents or items reasonably requested by Purchaser to assist in acquiring the Property.

                                   ARTICLE 4.
               SELLER'S REPRESENTATIONS, WARRANTIES AND COVENANTS

     4.1.Representations, Warranties and Covenants of Seller. Seller represents, warrants and covenants to Purchaser that the following matters are true and correct as of the Effective Date and will also be true and correct as of
Closing:

     (a) Organization of Seller. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Kansas.

     (b) Authorization of Transaction. Seller has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder. Seller hereby represents and warrants that the individual has the capacity set forth on the signature page hereof with full power and authority to bind Seller.

     (c) Bankruptcy. There are no attachments, executions or assignments for the benefit of creditors, receiverships, conservatorships or voluntary or involuntary proceedings in bankruptcy or actions pursuant to any other debtor relief laws contemplated by Seller or pending against Seller.

     (d) Enforceability. This Agreement is, and all the documents executed by Seller which are to be delivered to Purchaser at Closing will be, duly executed and delivered by Seller, and is and will be the legal, valid and binding obligations of Seller enforceable against Seller in accordance with their respective terms (except to the extent that such enforcement may be limited by applicable bankruptcy, insolvency, moratorium and other principles relating to or limiting the right of contracting parties generally), and does not and will not violate any provisions of any court order, indenture, mortgage, deed of trust or other agreement to which Seller is a part or by which it is bound.

     (e) Other Contracts. Seller has not entered into any other contracts for the sale of, and no person has any option or any other right to purchase, all or a portion of the Seller's Business.

     (f) Taxes. Except for personal property taxes for the current year, there are no existing taxes or governmental assessments which are unpaid, and Seller has no knowledge of any pending assessments. Seller has paid all sales, use, payroll and withholding taxes pertaining to the operation of Seller's Business through the quarter ending March 31, 2005.

     (g) Employee Obligations. No later than ten (10) days after the Effective Date, Seller shall provide Purchaser with the name and current annual salary or hourly wage of each full-time employee of Seller employed in connection with the Seller's Business. Seller shall terminate all written employment or consulting agreements or similar written agreements of Seller. All employee wages, benefits, vacation time, vacation pay, sick leave and all employer tax liabilities and withholding taxes through Closing have been paid, or at Closing will be paid for by Seller. Seller shall not terminate the employment of any of its employees prior to Closing, without the prior written consent of Purchaser, which consent shall not be unreasonably withheld.

     (h) Change of Name. Seller shall permit Purchaser to acquire the use of the names CattleFeeding.com, CattleNetwork, CattleNetwork.com and CattleStore.com. Seller has not operated any of its business, or held any of the Property owned by Seller under any other fictitious or assumed business name or trade name.

     (i) Litigation. Seller has no actual knowledge of any actions, suits or proceedings which have been instituted or threatened against or affecting the Seller's Business, at law or in equity, or before any federal, state or municipal governmental commission, board, bureau, agency or instrumentality which will materially adversely affect the value, use or operation of the Seller's Business. Seller will give Purchaser prompt written notice of any such action, suit or proceeding arising subsequent to the date hereof and prior to Closing to the extent Seller acquires actual knowledge thereof.

     (j) Accurate Documents. The documents and information to be delivered by Seller to Purchaser pursuant to this Agreement will be complete, accurate and not misleading.

Seller shall promptly notify Purchaser in writing of any material changes in any of such representations and warranties. If any of the above representations and warranties are not substantially true at closing, Purchaser may cancel this Agreement at Closing, whereupon neither party shall have further liability and all things of value delivered by one Party to the other shall be returned. Except as noted, the above representations and warranties shall survive Closing and shall not be merged into the other instruments of Closing.

                                   ARTICLE 5.
              PURCHASER'S REPRESENTATIONS, WARRANTIES AND COVENANTS

     5.1.Representations, Warranties and Covenants of Purchaser. Purchaser represents, warrants and covenants to Seller that the following matters are true and correct as of the Effective Date and will be true and correct as of Closing:

     (a) Organization of Purchaser. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

     (b) Authorization of Transaction. Purchaser has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder. Purchaser hereby represents and warrants that the individual has the capacity set forth on the signature page hereof with full power and authority to bind Purchaser.

     (c) Enforceability. This Agreement is, and all the documents executed by Purchaser which are to be delivered to Seller at Closing will be, duly executed and delivered by Purchaser, and is and will be the legal, valid and binding obligations of Purchaser enforceable against Purchaser in accordance with their respective terms (except to the extent that such enforcement may be limited by applicable bankruptcy, insolvency, moratorium and other principles relating to or limiting the right of contracting parties generally), and does not and will not violate any provisions of any court order, indenture, mortgage, deed of trust or other agreement to which Purchaser is a part or by which it is bound.

                                   ARTICLE 6.
                              CONDITIONS TO CLOSING

     6.1.Conditions to Obligations of the Purchaser. The obligation of the Purchaser to consummate the transaction to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

     (a) Private Placement. Purchaser prior to Closing will have completed a private placement stock offering for a minimum of Five Hundred Thousand Dollars ($500,000.00).

     (b) Representations and Warranties. The representations and warranties set forth in Article 4 above shall be true and correct in all material aspects at and as of Closing.

     (c) No Litigation. No material action, suit or proceeding shall be pending or threatened before any court or quasi-judicial or administrative action or any federal, state, local or foreign jurisdiction or in an unfavorable judgment, order, decree, stipulation, injunction, or charge would (i) prevent consummation of any of the transactions contemplated by this Agreement or (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation and no such judgment, order, decree, stipulation, injunction or charge shall be in effect.

     (d) Seller's Deliveries. Seller shall have delivered to Purchaser the items described in Section 7.2(a) and all actions to be taken by Seller in connection with the consummation of the transaction contemplated hereby and all certificates, opinions, instruments and other documents required to effect the transactions contemplated hereby will be satisfactory in form and substance to the Purchaser and its counsel.

Purchaser  may, at its sole  election,  waive any  conditions  specified in this
Section 6.1 if it executes a writing so stating at or prior to Closing.

     6.2.Conditions to Obligations of Seller. The obligations of Seller to consummate the transactions to be performed by them in connection with the Closing is subject to satisfaction of the following conditions:

     (a) Representations and Warranties. The representations and warranties set forth in Article 5 above shall be true and correct in all material aspects at and as of Closing.

     (b) Purchaser's Deliveries. Purchaser shall have delivered to Closing Agent the items described in Section 7.2(b) and all actions to be taken by Purchaser in connection with the consummation of the transaction contemplated hereby and all certificates, opinions, instruments and other documents required to effect the transactions contemplated hereby will be satisfactory in form and substance to Seller and its counsel.

Seller may, at its sole election, waive any conditions specified in this Section
6.2 if it executes a writing so stating at or prior to Closing.

                                   ARTICLE 7.
                                     CLOSING

     7.1.Closing. The closing of the transaction contemplated by this Agreement (the "Closing") shall take place at the offices of IMI, 601 4th Street, Platte City, MO 64079, commencing at a time and date mutually agreed by the Parties, but in no event later than May 15, 2005.

     7.2.Deliveries at Closing. At Closing, the Parties will deliver the following:

     (a) Seller will deliver to Purchaser:

     (i) A Bill of Sale for all of the Property, in the form of Exhibit G attached hereto (the "Bill of Sale");

     (ii)Assignment and Assumption Agreements for the Contracts, properly executed and acknowledged and in such form as Purchaser shall reasonably request (the "Assignments");

     (iii) Such sums as Closing Agent shall require to pay Seller's share of Closing costs, prorations, reimbursements and adjustments as set forth in
Section 7.3 and 7.4 hereof in immediately available funds;

     (iv)The Non-Compete Agreement (as defined in Section 8.1); and

     (v) Such other instruments of sale, transfer, conveyance and assignment as Purchaser reasonably may request.

              (b) Purchaser shall deliver to Seller:

     (i) The balance of the Purchase Price as specified in Section 2.2(b) above, together with such other sums as Closing Agent shall require to pay Purchaser's share of Closing costs, prorations, reimbursements and adjustments as set forth in Section 7.3 and 7.4 hereof in immediately available funds;

     (ii)The Note;

     (iii) The Assignments, properly executed and acknowledged and in such form as Seller shall reasonably request;

     (iv)The Non-Compete Agreement; and

     (v) Such other instruments of sale, transfer, conveyance and assignment as Seller reasonably may request.

     7.3.Closing Costs. Seller shall pay for a maximum of $2,000 of all Closing costs. Purchaser shall pay all other closing costs.

                                   ARTICLE 8.
                              NON-COMPETE AGREEMENT

8.1.Non-Compete Agreement. Cook agrees to execute and deliver to Purchaser, on or prior to Closing, a non-compete agreement (the "Non-Compete Agreement"), in the form attached hereto as Exhibit H, which provides that Cook shall not own or operate (directly or indirectly) an online cattle information Internet site or domain or otherwise compete with Purchaser's operation of the business for a period of eighteen (18) months from Closing. The consideration for execution of the Non-Compete Agreement shall be included within the Purchase Price.

                                   ARTICLE 9.
                         SELLER'S OPERATIONAL COVENANTS

9.1.Negative Covenants as to the Future Operations. Between the Effective Date and Closing, except as contemplated by this Agreement, without the prior written consent of Purchaser, Seller will not: (a) enter into, make or cancel any other contract, arrangement or commitment of or regarding Seller's Business; (b) agree to or implement any change materially increasing the compensation or benefits payable to or to become payable to any person or entity employed or engaged by Seller in connection with the conduct of the Seller's Business; (c) create or suffer any (i) material adverse change in the condition of the Seller's Business, or the operation or conduct thereof or (ii) suffer any damage, destruction or loss (whether or not covered by insurance) materially and adversely affecting the Seller's Business or the operation or conduct thereof; or (d) sell, assign or otherwise transfer or dispose of, in any manner, any of the assets of the Seller's Business except in the ordinary course of business.

9.2.Affirmative Covenants as to Future Operations. Between the Effective Date and Closing, Seller will: (a) conduct the Seller's Business diligently, prudently and in the ordinary course of business and use its best efforts to preserve and expand the Seller's Business, including but not limited to, neither accelerating its usual collection efforts nor reducing its existing marketing or sales efforts, and to preserve the goodwill of its customers, suppliers and others having business relations with Seller; (b) comply with applicable laws, rules and regulations, and pertinent provisions of all contracts and other agreements to which any of Seller is a party, which affect or may affect the Seller's Business; (c) pay any taxes (including, but not limited to, sales, use and employee withholding taxes) accrued or incurred from and after the Effective Date to Closing, and prepare and file or submit any returns and documents with respect thereto in the manner provided by and in compliance with all applicable law; (d) pay all expenses in the ordinary course of business, including the payment of salaries and other compensation to Seller's employees, and all debts as they become due and shall, on or before Closing, fully discharge and satisfy all liabilities, indebtedness and obligations; (e) give to Purchaser and its counsel, accountants and other representatives full access during ordinary business hours to all of Seller's properties, books, records and papers relating to the Seller's Business; and (f) immediately notify Purchaser of any change in circumstances or facts affecting the Seller's Business, or of any loss or change in the relationship between Seller and any of its customers, clients or suppliers.

                                   ARTICLE 10.
                                     DEFAULT

10.1. Purchaser's Default. If the Purchaser is in default under this Agreement, Seller may elect to treat this Agreement as terminated. It is agreed that termination is the Seller's sole and only remedy for the Purchaser's failure to perform the obligations of this Agreement.

10.2. Seller's Default. If Seller is in default under this Agreement, Purchaser may elect to treat this Agreement as terminated and recover such damages as may be proper. In the alternative, at its sole election, Purchaser may treat this Agreement as being in full force and effect, and Purchaser shall have the right to an action for specific performance or damages, or both.

10.3. Costs and Expenses. Notwithstanding anything to the contrary in this Agreement, in the event of any arbitration or litigation arising out of this Agreement, the arbitrator or court shall award to the prevailing party all reasonable costs and expenses in connection therewith, including reasonable attorneys' fees.

                                   ARTICLE 11.
                                   COMMISSION

11.1. Commission. Each Party warrants and certifies to the other Party that neither Party has engaged or used the services of a business broker or other agent in connection with this transaction.

                                   ARTICLE 12.
                                  MISCELLANEOUS

12.1. Survival. All of the representations, warranties and covenants of the Purchaser and Seller contained in this Agreement shall survive Closing.

12.2. No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns.

12.3. Entire Agreement. This Agreement, including the exhibits and documents referred to herein, constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements or representations by or between the Parties, written or oral, that may have related in any way to the subject matter hereof.

12.4. Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign this Agreement or any of its rights, interest or obligations hereunder without the prior written approval of the other Party.

12.5. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument. A facsimile machine copy of an original signature shall be binding as if it were an original signature.

12.6. Headings. The article and section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

12.7. Notices. All notices, requests, demands, claims or other communications shall be given in writing or by electronic facsimile. Any notice, request, demand, claim or other communication hereunder shall be deemed duly given if it is sent by certified mail, return receipt requested, postage prepaid and addressed to the intended recipient as set forth below and a copy of the communication is sent by electronic facsimile to the Fax number shown:

              (a) If to the Seller:

                           CattleFeeding.com, Inc.
                           C/O Jeff Sternberger
                           Midwest Feeders, Inc.
                           05013 13 Road
                           Ingalls, KS  67853
                           620-335-5790

                      With a copy to:

                           Cattle Empire, LLC.
                           Rt. 1 Box 109A
                           Satanta, KS  67870
                           Fax: 620-649-2218

              (b) If to the Purchaser:

                           John K. Saunders, President
                           IMI, Inc.
                           601 4th Street
                           Platte City, MO 64079
                           Fax:

                      With a copy to:

                           Jerry C. Burk, Esq.
                           Burk & Burk
                           8400 E. Prentice Ave., Suite 1005
                           Greenwood Village, CO 80111
                           Fax:  303-793-3177

Any party may change the address to which notices are to be delivered by giving the other party notice in a manner herein set forth.

12.8. Governing Law. This Agreement shall be governed and construed in accordance with the internal laws (and not the law of conflicts) of the State of Missouri.

12.9. Amendments and Waivers. No amendment of any provision of this Agreement will be valid unless it is in writing and signed by the Parties. No waiver by any Party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent fault, misrepresentation or breach of warranty or covenant hereunder or effect in any way any rights arising by virtue of any prior or subsequent such occurrence.

12.10. Severability. Any term or provision of this Agreement that is invalid or unenforceable under law in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reform the scope, duration or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closer to expressing the intentions of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of time within which judgment may be appealed.

12.11. Expenses. The Purchaser and Seller will each bear their own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

12.12. Construction. The language used in this Agreement will be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction will be applied against any Party. The Parties intend that each representation, warranty and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty or covenant.

12.13. Further Assurances. From time to time after the execution of this Agreement or Closing, Seller shall, if reasonably requested by Purchaser, make, execute and deliver to Purchaser such additional assignments, bills of sale or other instruments of transfer as may be necessary or proper to transfer to Purchaser all of Seller's right, title and interest in and to any of Seller's Business. Purchaser shall likewise execute and deliver to Seller any instruments or documents necessary to carry out the intent and purposes of this Agreement.

12.14. Time of Essence. Time is of the essence in the performance of and compliance with each of the provisions and conditions of this Agreement.

     The Parties have executed this Agreement as of the date first written above.

                                     PURCHASER:

                                     INTEGRATED MANAGEMENT INFORMATION, INC. DBA
                                     IMI GLOBAL, INC., a Delaware
                                     corporation

                                     By:
                                         John K. Saunders, President

                                     SELLER:

                                     CATTLEFEEDING.COM, INC.,
                                     a Kansas corporation


                                     By:Rob Cook
                                                           , President

                                     By:Ron Shortridge
                                                           , Director

                                     By:Jeff Sternberger
                                                           , Director

                                     By:Jim Robison
                                                           , Director





                                     Rob Cook, Individually

                                               EXHIBIT A

                                         Schedule of Computers


1. Rob Cook - Desktop



2. Matt Morgan - Desktop





                                    EXHIBIT B

                              Schedule of Contracts

1.       Cargill Animal Health
2.       Future Source Royalty
3.       Any other contracts signed after March 1, 2005


                                    EXHIBIT C

                    Schedule of Customer and Subscriber Lists

1.       See CattleNetwork database of subscribers




                                    EXHIBIT D

                          Schedule of Books and Records

1. Tax Returns and Financial Records from 2002, 2003 and 2004
EXHIBIT E

                    Schedule of Trade Names and Product Names

1.       CattleNetwork.com
2.       CattleStore.com

                                    EXHIBIT F

                  Schedule of Assumed Liabilities and Contracts

1. IMI assumes no more than $10,000 on liabilities incurred prior to March 1, 2005.
2.       Purchaser assumes all liabilities after March 1, 2005

                                    EXHIBIT G

                                  Bill of Sale


                                   (attached)


                           BILL OF SALE AND ASSIGNMENT


THIS BILL OF SALE AND ASSIGNMENT is by and between CattleFeeding.com, Inc. (hereinafter called "Seller"), a Kansas corporation, and Integrated Management Information, Inc. dba IMI Global, Inc., a Delaware corporation (hereinafter called "Purchaser").

                              W I T N E S S E T H:

     For and in consideration of Ten Dollars and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by Seller, Seller has bargained and sold and by these presents does assign, grant and convey to Purchaser, its successors and assigns, all of the following property, goods and chattels:

a)   Two computers described as: Rob Cook's desktop, Matt Morgan's Desktop


b) Intangibles and intellectual properties related to CattleNetwork.com and CattleStore.com.

c) All goodwill associated with the Seller's business operated at 601 4th Street, Platte City, MO 64079.

     To have and to hold the same unto Purchaser, its successors and assigns forever. And Seller, for itself and its successors and assigns, covenants and agrees to and with Purchaser, its successors and assigns, to warrant and defend the sale of said property, goods and chattels hereby made unto Purchaser, its successors and assigns, against all and every person or persons whomsoever.

Seller, for itself and its successors and assigns, warrants and represents to Purchaser that said property, goods and chattels are, have been, and shall be delivered free from, any security interest or any other lien or encumbrance except for personal property taxes for the year 2005.

         Executed as of the _____ day of May, 2005.


                            CattleFeeding.com Inc.,
                            a Kansas corporation

                            By: Rob Cook
                                                               , President

                            By: Ron Shortridge
                                                               , Director

                            By: Jeff Sternberger
                                                               , Director

                            By: Jim Robison
                                                               , Director
                                    EXHIBIT K

                              Non-Compete Agreement


                                   (attached)


                              NON-COMPETE AGREEMENT


     THIS NON-COMPETE AGREEMENT (the "Agreement") is entered into and effective as of the 1st day of May, 2005 (the "Effective Date"), among ROB COOK, an individual ("Cook"), CATTLEFEEDING.COM, INC., a Kansas corporation (the "Seller") and INTEGRATED MANAGEMENT INFORMATION, INC. DBA IMI GLOBAL, INC., a Delaware corporation (the "Purchaser"), hereafter collectively the "Parties."

                                 R E C I T A L S

     A. Cook is the __________________ of the Seller. Cook and the Seller operate that certain business known as CattleNetwork.com (the "Business") located at 601 4th Street, Platte City, MO 64079. The Parties entered into that certain Asset Purchase Agreement dated as of May _____, 2005 (the "Asset Purchase Agreement") pursuant to which the computers, customer and subscriber lists and other personal property pertaining to the Business are being sold to the Purchaser.

     B. The Parties acknowledge that Cook and the Seller have unique knowledge and experience in the business of operating online cattle information web sites, and of the customers and subscribers of the Seller.

     C. In connection with the Asset Purchase Agreement and as an inducement to the Purchaser entering into the Asset Purchase Agreement, Purchaser requests that Cook and the Seller refrain from competing with the Purchaser on the terms and subject to the conditions hereinafter set forth.

     D. Cook and the Seller agree to refrain from competing with the Purchaser in accordance with the terms and provisions and subject to the conditions of this Agreement.


                                A G R E E M E N T

     NOW, THEREFORE, in consideration of the mutual promises, covenants and conditions hereinafter contained, the Parties agree as follows:

     1.  Non-Competition.

     (a) The Parties hereto acknowledge and agree that the Purchaser would not have acquired the assets of the Seller unless Cook agreed to enter into this Agreement. Accordingly, Cook and the Seller, jointly and severally, agree that, for a period of eighteen (18) months from the Effective Date (the "Term"), neither of them shall do any of the following:

     (1) Solicit for employment or employ to or for the benefit or account of any person or entity other than the Purchaser any employee of the Purchaser during the period that such employee is employed by the Purchaser, and for a period of three (3) months after such employee has left the employment of the Purchaser, nor shall any of them urge, directly or indirectly, any of the Purchaser's customers, suppliers or employees to discontinue, in whole or in part, doing business with the Purchaser.

     (2) Directly or indirectly engage or be involved in any way, either as a consultant, independent contractor, proprietor, stockholder, partner, member, manager, officer, director, employee, developer or otherwise, in any business that operates an online cattle information web site or domain.

     (b) The Parties hereto agree that to the extent that any provision or portion of Section 1(a) of this Agreement shall be held, found or deemed to be unreasonable, unlawful or unenforceable by a court of competent jurisdiction, then any such provision or portion thereof shall be deemed to be modified only to the extent necessary in order that any such provision or portion thereof shall be legally enforceable to the fullest extent permitted by applicable law; and the Parties hereto do further agree that any court of competent jurisdiction shall, and the Parties hereto do hereby expressly authorize, request and empower any court of competent jurisdiction to, enforce any such provision or portion thereof or to modify any such provision or portion thereof in order that any such provision or portion thereof shall be enforced by such court to the fullest extent permitted by applicable law.

     2. Remedies. If either party breaches any of the terms or provisions of this Agreement, the aggrieved party may enforce the terms and provisions of this Agreement by injunction, specific performance, recovery of damages or any other remedy available at law or in equity. The terms and provisions of this Agreement are cumulative. Nothing in this Agreement shall be construed as prohibiting the Purchaser from pursuing any other remedies available to it for a breach or threatened breach of this Agreement. In the event of any litigation or arbitration to resolve any dispute related to this Agreement, the prevailing party shall be entitled to recover from the non-prevailing party an award of its reasonable attorneys' fees and costs.

     3.  Miscellaneous.

     (a) Survival of Certain Covenants. The covenants and obligations contained in Section 1 of this Agreement shall survive the termination and expiration of the term of this Agreement.

     (b) Notices. All notices, requests, demands, consents and other communications that are required or that may be given under this Agreement shall be in the form and given in accordance with the terms of the provisions regarding notice contained in the Asset Purchase Agreement.

     (c) Entire Agreement. This Agreement constitutes the full, entire and integrated agreement between the Parties hereto with respect to the subject matter hereof, and supersedes all prior negotiations, correspondence, understandings and agreements among the parties hereto respecting the subject matter hereof.

     (d) Assignability. This Agreement shall not be assignable by any party hereto without the prior written consent of the other Parties hereto, and any attempted assignment in violation of this Section 3(d) shall be void and of no effect.

     (e) Severability. Any provision of this Agreement that is held by a court of competent jurisdiction to be prohibited or unenforceable shall be ineffective only to the extent of such prohibition or unenforceability, without invalidating or rendering unenforceable the remaining provisions of this Agreement.

     (f) Amendment; Waiver. No provision of this Agreement may be amended, waived or otherwise modified without the prior written consent of all of the Parties hereto. No action taken pursuant to this Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a wavier by the party taking such action of compliance with any provision herein contained. The waiver by any party hereto of a breach of any provision or condition contained in this Agreement shall not operate or be construed as a waiver of any subsequent breach or of any other conditions or terms hereof.

     (g) Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

     (h) Applicable Law. This Agreement shall be governed by and construed, interpreted and enforced in accordance with the laws of the State of Missouri, without regard to the conflicts of law provisions thereof.

     (i) Use of Pronouns. Whenever used in this Agreement the singular shall include the plural and vice versa, and the use of any gender shall include all genders and the neuter.

     IN WITNESS WHEREOF, the Parties, intending to be legally bound, hereby execute this Agreement as of the date first written above.

                              SELLER:

                              CattleFeeding.com, Inc.,
                              a Kansas corporation


                              By:
                                     __________________, President


                              Rob Cook, Individually

                              PURCHASER:

                              Integrated Management Information, Inc.
                              dba IMI Global, Inc., a Delaware corporation


                              By:
                                     John K. Saunders, President